Exhibit 10.25
GLOBAL TERMS AND CONDITIONS
2022 RESTRICTED STOCK UNIT GRANTS
UNDER THE MERCK & CO., INC. 2019 INCENTIVE STOCK PLAN

Grant Type: RSU - Annual
Grant Date: May 3, 2022

Vesting Dates Portion that Vests
May 3, 2023 First: 33.333%
May 3, 2024 Second: 33.333%
May 3, 2025 Third: Balance

I.GENERAL.

Merck & Co., Inc. (the “Company”) has granted to you the Restricted Stock Unit (“RSU”) award specified in this document (“RSU Award”) pursuant to the Merck & Co., Inc. 2019 Incentive Stock Plan, including any sub-plan thereto for your country (the “Plan”). This RSU Award is subject to the terms and conditions of the Plan and these Global Terms and Conditions, including any additional terms and conditions for your country in Appendix B (the “Terms”). Unless otherwise defined in this document, capitalized terms used in these Terms are as defined in the Plan.

IMPORTANT NOTICE: This grant requires you to affirmatively accept it. You MUST log onto the Morgan Stanley website at (http://www.morganstanley.com/spc/knowledge/managing-equity/managing-your-existing-awards/accepting-awards-grants/) to accept the grant.

Follow the procedure described on the Morgan Stanley website to accept your RSU Award within 90 days. Failure to accept the terms and conditions of your RSU Award within 90 days may result in Forfeiture of the RSU Award.

A.Restricted (Vesting) Period. The Restricted Period is the period during which this RSU Award is subject to forfeiture and is eligible to vest. The RSU Award will vest with respect to one-third of this RSUs subject to the RSU Award on each of the First, Second, and Third anniversaries of the Grant Date (each a “Vesting Date”) as shown in the box above, except as otherwise provided in Article II below. No voting rights apply to this RSU Award. No fractional shares will be issued upon settlement of the RSU Award; all calculations are subject to rounding.

B.Dividend Equivalents. During the period commencing on the Grant Date and ending on the date immediately prior to the date the RSU Awards are settled in accordance with paragraph I(C), dividend equivalents will be accrued for the holder (“you”) if and to the extent dividends are paid by the Company on Merck Common Stock. Payment of such dividends will be made in cash via local payroll, without interest or earnings, at or around the time of distribution of the shares of Common Stock in settlement of the underlying RSUs. If any portion of this RSU Award lapses, is forfeited or expires, no dividend equivalents will be credited or paid on such portion. Any payment of dividend equivalents will be reduced to the extent necessary for the Company to satisfy any tax or other withholding obligations in accordance with paragraph IV.

C.Distribution (Settlement of RSU Award). Upon vesting of the RSU Award (including as a result of the events set forth in Article II), you (or your estate, in the event the RSU Award vests pursuant to paragraph II(E)) will be issued a number of shares of Merck Common Stock equal to the number of RSUs (unless otherwise provided in paragraph II(H)) with respect to which the RSU Award has vested and the dividend equivalents that accrued on that portion; provided, however, that in the event the RSU Awards vests upon a Change in Control (as defined below) pursuant to paragraph II(H) that does not constitute a “change in control event” within the meaning of U.S. Treasury Regulations Section 1.409A-3(i)(5), the RSU Awards will instead be settled on the original Vesting Dates set forth in paragraph I(A). Any amount required to be withheld, including amounts required to satisfy Tax-Related Items, in connection with the distribution of the RSU Award (or otherwise arising from your participation in the Plan) will be recovered from you as described in paragraph IV.

D.409A Compliance. Anything to the contrary notwithstanding, no distribution of RSUs may be made unless in compliance with Section 409A of the Code or any successor thereto. Specifically, distributions made upon or by reference to the date of an employment termination shall not be paid unless such termination constitutes a “separation from service (as defined in Section 409A)” and any such payment to a “Specified Employee” as defined in Treas. Reg. Sec. 1.409A-1(i) or any successor thereto, to the extent required by Section 409A of the Code will instead be made on the first day the seventh month following the separation from service, in the same form as they would have been made had this restriction not applied; provided further, that dividend equivalents that otherwise would have accrued will accrue during the period during which distribution is suspended.

E.Subject to Recoupment. This RSU Award will be subject to recoupment in the event of certain violations of Company policy in accordance with the Company’s Policies and Procedures for Recoupment of Compensation for Compliance Violations and for Significant Restatement of Financial Results, as set forth in Appendix A (as may be amended from time to time).

II.TERMINATION OF EMPLOYMENT

If your employment with the Company or, if different, the subsidiary, affiliate or joint venture (“JV”) of the Company by which you are employed (the “Employer”) is terminated during the Restricted Period described in paragraph I(A), your right to the RSU Award will be determined according to the terms in this Article II and for grantees outside the United States, also in paragraph 12 of Section A (“Nature of Grant”) of Appendix B, Part I.

A.General Rule. If your employment is terminated during the Restricted Period for any reason other than those specified in the following paragraphs, the unvested portion of this RSU Award (and any accrued dividend equivalents) will be forfeited on the date your employment terminates. If your employment is terminated as described in this paragraph and you are later rehired by the Company or the Employer, as applicable, this grant nevertheless will expire according to this paragraph notwithstanding such rehire.

B.Involuntary Termination. If the Company determines that your employment is involuntarily terminated during the Restricted Period on or after the first anniversary of the Grant Date, the RSU Award will vest on the next subsequent Vesting Date following your employment termination with respect to a pro rata portion of your unvested RSU Award and dividend equivalents that have accrued through the corresponding Vesting Date equal to (i) the total number of RSUs subject to the RSU Award (whether or not vested), multiplied by (ii) a fraction, numerator of which is equal to the number of completed monthly periods during the period commencing on the Grant Date and ending the date employment terminates, and the denominator of which is 36, (iii) reduced by the number of RSUs that have vested pursuant to paragraph A. The remaining portion, if any, of the RSU Award and any accrued dividends will be forfeited on the date your employment terminates. An “involuntary termination” includes termination of your employment by the Company or the Employer, as applicable, as the result of a restructuring or job elimination, but excludes non-performance of your duties and the reasons listed under paragraphs C through H of this section. If your employment is terminated as described in this paragraph and you are later rehired by the Company or the Employer, as applicable, this RSU Award nevertheless will be forfeited according to this paragraph notwithstanding such rehire.

C.Sale. If your employment is terminated during the Restricted Period and the Company determines that such termination resulted from the sale of your subsidiary, affiliate, division or JV, the RSU Award will continue to vest on the following original Vesting Date(s) set forth in paragraph I(A) with respect to the following unvested portion of your RSU Award and dividend equivalents that have accrued through the corresponding Vesting Dates: if employment terminates on or after the Grant Date but before the first anniversary thereof, then one-third of your RSU Award will vest on the first Vesting Date; if employment terminates on or after the first anniversary of the Grant Date, the portion of your RSU Award that was eligible to vest on the second and third Vesting Dates, respectively, will vest on the corresponding Vesting Dates. The remaining portion, if any, of the RSU Award that does not vest pursuant to the foregoing sentence will be forfeited on the date your employment terminates. Notwithstanding the foregoing, the Committee may determine, for purposes of this RSU Award, whether employment with an entity that is established from the Company’s spin off, split off, split up or distribution of equity securities in connection with that entity constitutes a termination of employment, and may make adjustments, if any, as it deems appropriate, and to the extent not inconsistent with the Plan, at the time of the distribution of such equity securities, in the kind and/or number of shares subject to this RSU Award. If your employment is terminated as described in this paragraph and you are later rehired by the Company or the Employer, as applicable, this RSU Award nevertheless will be forfeited according to this paragraph notwithstanding such rehire.

D.Retirement. If your employment terminates by retirement during the Restricted Period, the RSU Award will vest on the next subsequent Vesting Date following your termination with respect to a pro rata portion of your unvested RSU Award and dividend equivalents that have accrued through the corresponding Vesting Date equal to (i) the total number of RSUs subject to this RSU Award (whether or not vested), multiplied by (ii) a fraction, the numerator of which is equal to the number of completed monthly periods during the period commencing on the Grant Date and ending on the date employment terminates, and the denominator of which is 36, (iii) reduced by the number of RSUs that have vested pursuant to paragraph A. The remaining portion of the RSU Award and any accrued dividends will be forfeited on the date your employment terminates. For grantees who are employed in the U.S., “retirement” means a termination of employment after attaining the earliest of (a) age 55 with at least 10 years of service (b) such age and service that provides eligibility for subsidized retiree medical coverage or (c) age 65 without regard to years of service. For other grantees, “retirement” is determined by the Company. If your employment is terminated as described in this paragraph and you are later rehired by the Company or the Employer, as applicable, this grant nevertheless will expire according to this paragraph notwithstanding such rehire.

E.Death. If your employment terminates due to your death during the Restricted Period but prior to an employment termination contemplated under paragraphs B, C, D, G or H, the RSU Award will immediately vest with respect to any portion of this RSU Award that has not vested as of your death and dividend equivalents that have accrued though such date. If you die during the Restricted Period, but after your employment terminates for the reasons listed under paragraphs B, C, D, G or H of this section, the RSU Award will immediately vest with respect to the remaining, non-forfeited portion of this RSU Award and dividend equivalents that have accrued through the date of death.

F.Misconduct. If your employment is terminated as a result of your deliberate, willful or gross misconduct, this RSU Award and accrued dividend equivalents will be forfeited immediately upon your receipt of notice of such termination.

G.Disability. If your employment is terminated during the Restricted Period and the Company determines that such termination resulted from inability to perform the material duties of your role by reason of a physical or mental infirmity that is expected to last for at least six months or to result in your death, whether or not you are eligible for disability benefits from any applicable disability program, then the RSU Award will continue to vest on the original Vesting Dates set forth in paragraph I(A) with respect to the unvested portion of RSU Award and dividend equivalents that have accrued through the corresponding Vesting Date. If your employment is terminated as described in this paragraph and you are later rehired by the Company or the Employer, as applicable, this RSU Award nevertheless will expire according to this paragraph notwithstanding such rehire.

H.Change in Control. If this RSU Award is assumed, converted or otherwise remains outstanding in connection with a Change in Control and your employment is terminated during the Restricted Period without Cause before the second anniversary of the closing of the Change in Control, then the RSU Award will continue to vest on the original Vesting Dates set forth in paragraph I(A) with respect to the unvested portion of the RSU Award and dividend equivalents that have accrued through the corresponding Vesting Date. If this RSU Award does not remain outstanding following the Change in Control and is not converted into a successor RSU, then the RSU Award will immediately vest with respect to the portion of the RSU Award that is unvested as of the Change in Control and dividend equivalents that have accrued though such date and, at the election of the Company, you will be entitled to receive cash for such portion of this RSU Award in an amount equal to the fair market value of the consideration paid to Merck stockholders for a share of Merck Common Stock in the Change in Control. On the second anniversary of the closing of the Change in Control, this paragraph shall expire. “Cause” and “Change in Control” are defined in the Merck & Co., Inc. Change in Control Separation Benefits Plan (excluding an MSD Change in Control).

I.Transfer of Employment. Transfer of employment between the Company, a subsidiary, affiliate, JV, JV partner or affiliate of the Company who provides services to the JV with such partner or affiliate or other entity in which the Company has determined that it has a significant business or ownership interest (together, the “Company Group”) is not considered termination of employment for purposes of this RSU Award. Such employment must be approved by the Company and contiguous with employment by the entity in the Company Group you were employed by immediately prior to the relevant transfer. The terms set out in paragraphs A through H above shall continue to apply to this RSU Award following a transfer of employment accordance with this section.

III.TRANSFERABILITY

Prior to distribution pursuant to Article I(C), the RSU Award and any interest therein shall not be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily, other than by will or the laws of descent and distribution in connection with your death.

IV.TAX WITHHOLDING

Regardless of any action the Company and/or the Employer take with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items arising out of your participation in the Plan and legally applicable or deemed applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company and/or the Employer, if any. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSU Award or underlying shares of Common Stock, including, but not limited to, the grant, vesting or settlement of the RSU, the subsequent sale of shares of Common Stock acquired upon the lapsing of the Restricted Period and the receipt of any dividends and/or dividend equivalents; and (ii) do not commit and are under no obligation to structure the terms of the grant or any aspect of the RSU Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Furthermore, if you have become subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, you shall pay or make arrangements satisfactory to the Company and/or the Employer to satisfy any applicable withholding obligations or rights with regard to all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the Tax-Related Items by one or a combination of the following: (i) withholding from your wages or other cash compensation paid to you by the Company, the Employer and/or any subsidiary, affiliate or JV of the Company; or (ii) withholding from proceeds of the sale of shares of Common Stock acquired at lapsing of the Restricted Period either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization); or (iii) withholding in shares of Common Stock to be issued upon lapsing of the Restricted Period; provided, however, that if you are a Section 16 officer of the Company under the Exchange Act, then the Company will satisfy the Tax-Related Items (other than U.S. Federal Insurance Contribution Act taxes or other Tax-Related Items which become payable in a year prior to the year in which shares of Common Stock are issued upon settlement of the RSUs by withholding in shares of Common Stock pursuant to (iii) above, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by a one or a combination of (i) or (ii) above.

The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates in your jurisdiction(s). In the event of over-withholding, you may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Common Stock), or if not refunded, you may seek a refund from the local tax authorities. In the event of under-withholding, you may be required to pay additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you will be deemed to have been issued the full number of shares of Common Stock subject to the vested RSUs, notwithstanding that a number of the shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.

You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described in this section. The Company may refuse to issue or deliver the shares of Common Stock or the proceeds of the sale of shares if you fail to comply with your obligations in connection with the Tax-Related Items.

V.DATA PRIVACY

The Company is located at 2000 Galloping Hill Road, Building K-1 Kenilworth, New Jersey, U.S.A. 07033 and grants employees of the Company and any subsidiary, affiliate or JV of the Company, the opportunity to participate in the Plan, at the Company's sole discretion. If you would like to participate in the Plan, you understand that you should review the following information about the Company’s data processing practices and declare your consent.

A.Data Collection and Usage. The Company collects, processes and uses your personal data, including, name, home address, email address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of Common Stock or directorships held in the Company, and details of all awards, canceled, vested, or outstanding in your favor, which the Company receives from you or your Employer. If the Company offers you the opportunity to participate in the Plan, then the Company will collect your personal data for purposes of allocating Common Stock and implementing, administering and managing the Plan. The Company’s legal basis for the processing of your personal data would be your consent.

B.Stock Plan Administration Service Providers. The Company transfers participant data to Morgan Stanley, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share your data with another company that serves in a similar manner. The Company’s service provider will open an account for you. You will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to your ability to participate in the Plan.

C.International Data Transfers. The Company and its service providers are based in the United States. If you are outside of the United States, you should note that your country has enacted data privacy laws that are different from the United States. The Company’s legal basis for the transfer of your personal data is your consent.

D.Voluntariness and Consequences of Consent Denial or Withdrawal. Your participation in the Plan and your grant of consent is purely voluntary. You may deny or withdraw your consent at any time. If you do not consent, or if you withdraw your consent, you cannot participate in the Plan. This would not affect your salary as an employee; you would merely forfeit the opportunities associated with the Plan.

E.Data Subject Rights. You have a number of rights under data privacy laws in your country. Depending on where you are based, your rights may include the right to (i) request access or copies of personal data the Company processes, (ii) rectification of incorrect data, (iii) deletion of data, (iv) restrictions on processing, (v) portability of data, (vi) to lodge complaints with competent authorities in your country, and/or (vii) a list with the names and addresses of any potential recipients of the your personal data. To receive clarification regarding your rights or to exercise your rights please contact the Company at Attn: Global Privacy Office, 351 N. Sumneytown Pike, North Wales, Pennsylvania, U.S.A. 19454.

F.The collection, use and transfer of your personal data for the purpose of implementing, administering and managing your participation in the Plan is conducted in accordance with the Company’s Global Privacy and Data Protection Policy. You also understand that the Company may, in the future, request you to provide another data privacy consent.  If applicable and upon request of the Company, you agree to provide an executed acknowledgement or data privacy consent form to the Company or the Employer (or any other acknowledgements, agreements or consents) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in your country, either now or in the future.  You understand that you will not be able to participate in the Plan if you fail to execute any such acknowledgement, agreement or consent requested by the Company and/or the Employer.

If you agree with the data processing practices described in this Article, you will declare your consent by clicking to "Accept" these Terms on the Morgan Stanley website.

VI.GOVERNING LAW

This document may be amended only by another written agreement between the parties. This document will be interpreted and enforced under the laws of the State of New Jersey, United States (without regard to its choice-of-law provisions). For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this document, the parties hereby submit to and consent to the exclusive jurisdiction of the State of New Jersey and agree that such litigation shall be conducted only in the courts of Union County, New Jersey, or the federal courts for the United States for the District of New Jersey, and no other courts, where this grant is made and/or to be performed.

VII.SEVERABILITY

The provisions of this document are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

VIII.WAIVER

You acknowledge that a waiver by the Company of breach of any provision of these Terms shall not operate or be construed as a waiver of any other provision of these Terms or of any subsequent breach by you or any other grantee.

IX.ELECTRONIC ACCEPTANCE

The Company may, in its sole discretion, decide to deliver any documents related to the RSU or future RSUs that may be granted under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

X.COUNTY-SPECIFIC APPENDIX

The RSU Award shall be subject to any additional provisions set forth in Appendix B for your country, if any. If you relocate to one of the countries included in Appendix B during the life of the RSU Award, the additional provisions for such country shall apply to you, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.

XI.ADMINISTRATION

The Committee is responsible for construing and interpreting this grant, including the right to construe disputed or doubtful Plan provisions, and may establish, amend and construe such rules and regulations as it may deem necessary or desirable for the proper administration of this RSU Award. Any decision or action taken or to be taken by the Committee, arising out of or in connection with the construction, administration, interpretation and effect of this RSU Award shall, to the maximum extent permitted by applicable law, be within its absolute discretion (except as otherwise specifically provided herein) and shall be final, binding and conclusive upon the Company, all Eligible Employees and any person claiming under or through any Eligible Employee. All determinations by the Committee including, without limitation, determinations of the Eligible Employees, the form, amount and timing of Incentives, the terms and provisions of Incentives and the writings evidencing Incentives, need not be uniform and may be made selectively among eligible employees who receive, or are eligible to receive, Incentives hereunder, whether or not such Eligible Employees are similarly situated.

This RSU Award is subject to the provisions of the 2019 Incentive Stock Plan. For further information regarding your RSU Award, you may access the Merck Global Long-Term Incentives homepage via Sync > HR > Money > Long-Term Incentive Program

APPENDIX A
Policies and Procedures for Recoupment of Compensation for Compliance Violations and for Significant Restatement of Financial Results

Policy
It is the policy of the Compensation and Management Development Committee of the Board of Directors (the “Committee”) that the Committee will exercise its discretion to determine whether to seek Recoupment of any bonus and/or other incentive compensation paid or awarded to an Affected Employee, where it determines, in consultation with the Audit Committee, that: a) the Affected Employee engaged in misconduct, or failed to reasonably supervise an employee who engaged in misconduct, that resulted in a Material Violation relating to the research, development, manufacturing, sales, or marketing of Company products or the overall goodwill or reputation of the Company; and b) the Committee concludes that the Material Violation caused Significant Harm to the Company, as those terms are defined in this policy. The Committee’s exercise of its discretion may take into account any considerations determined by the Committee to be relevant.

In addition, awards under the Executive Incentive Plan (“EIP”) and Performance Share Units (“PSU”) under the Merck & Co., Inc. 2019 Stock Incentive Plan, or any successor thereto, are also subject to the Company’s right to reclaim their benefits in the event a significant restatement of financial results for any performance period, pursuant to the process described below.

Definitions
1.“Recoupment” is defined to include any and all of the following actions to the extent permitted by law: (a) reducing the amount of a current or future bonus or other cash or non-cash incentive compensation award, (b) requiring reimbursement of a bonus or other cash-based incentive compensation award paid with respect to the most recently completed performance period, (c) cancelling all or a portion of a future-vesting equity award, (d) cancelling all or a portion of an equity award that vested within the previous twelve-month period, (e) requiring return of shares paid upon vesting and/or reimbursement of any proceeds received from the sale of an equity award, in each case that vested within the previous twelve-month period, and (f) any other method of reducing the total compensation paid to an employee for any prior twelve-month period or any current or future period.
2.A “Material Violation” is defined as (i) a material violation of a written Company policy relating to the research, development, manufacturing, sales, or marketing of Company products or (ii) conduct detrimental to the Company, including the Company’s overall goodwill or reputation.
3.An “Affected Employee” is an employee in Band 600 or higher who (i) engaged in misconduct that results in a Material Violation; or (ii) failed in his or her supervisory responsibilities to reasonably manage or monitor the conduct of an employee who engaged in misconduct that results in a Material Violation.
4.“Executive” means current and former executive officers for the purposes of the Securities Exchange Act of 1934, as amended.
5.“Fault” means fraud or willful misconduct. "Willful misconduct" is generally viewed as dereliction of a duty or unlawful or improper behavior committed voluntarily and intentionally; something more than negligence. If the Audit Committee determines that Fault may have been a factor causing the financial restatement, the Audit Committee will appoint an independent investigator whose determination shall be final and binding.
6.“Significant Harm” means a significant negative impact on the Company’s financial operating results or reputation.

Procedures
For Compliance Violations
1.The Committee, acting in consultation with the Audit Committee, shall administer this policy and have
2.full discretion to interpret and to make any and all determinations under this policy, subject to the approval of the full Board of Directors in the case of a determination to seek or waive Recoupment from the
3.Chief Executive Officer.
4.The General Counsel, in consultation with the Chief Ethics and Compliance Officer and the Executive Vice President, Human Resources, is responsible for determining whether to refer a matter to the Committee for review under this policy and for assisting the Committee with its review. The Committee may consult with other Board Committees and any external or internal advisors as it deems appropriate.
5.If the Committee, acting in consultation with the Audit Committee, determines that there is a basis for seeking
Recoupment under this policy, the Committee shall exercise its discretion to determine for each Affected Employee, on an individual basis, whether, and to what extent and in which manner, to seek Recoupment.
6.In exercising its discretion, the Committee may take into consideration, as it deems appropriate, all of the facts and circumstances of the particular matter and the general interests of the Company.

For EIP Awards and PSUs Upon Significant Restatement of Financial Results
EIP Awards and PSUs for Executives are subject to the Company’s right to reclaim their benefits in the event of a significant restatement of financial results for any Award Period, pursuant to the process described below.

1.    The Audit Committee will review the issues and circumstances that resulted in a restatement of financial results to determine if the restatement was significant and make an initial determination of the cause of the restatement—that is whether the restatement was caused, in whole or in part, by Executive Fault (as defined above); and
2.    In the case of PSUs, the Committee will (a) recalculate the Company's results for any Award Period with respect to PSUs that included an Award Period which occurred during the restatement period; and (b) if it is determined that such restatement was caused in whole or in part by the Executive's Fault, the Committee will seek reimbursement from each Executive of that portion of the payout of the PSU that the Executive received within 18 months of the restatement based on the erroneous financial results.

3.    In the case of EIP Awards, the Committee will (a) review the EIP award received by each Executive with respect to the restatement period and determine whether all or a portion of such Award was determined based on the achievement of erroneous financial results; and (b) if it is determined that such restatement was caused in whole or in part by the Executive's Fault, the Committee will seek reimbursement from the Executive of that portion of any EIP Award that the Executive received within 18 months of the restatement based on the erroneous financial results.
4.    The clawback for EIP Awards and PSUs does not apply to restatements that the Audit Committee determines (1) are required or permitted under generally accepted accounting principles (“GAAP”) in connection with the adoption or implementation of a new accounting standard or (2) are caused due to the Company's decision to change its accounting practice as permitted under GAAP.

Delegation to Management for Certain Recoupment Decisions
Only in the case of Compliance Violations, the Committee hereby delegates to the Chief Executive Officer (who may further delegate as deemed appropriate) the authority to administer this policy and to make any and all decisions under it regarding Affected Employees who are not Executives of the Company. Management shall report to the Committee on any affirmative decisions to seek Recoupment pursuant to this delegation.
Disclosure of Recoupment Decisions
The Company will comply with all applicable securities laws and regulations, including Securities and Exchange Commission disclosure requirements regarding executive compensation and any applicable New York Stock Exchange listing standard or requirements. The Company may also, but is not obligated to, provide additional disclosure beyond that required by law when the Company deems it to be appropriate and determines that such disclosure is in the best interest of the Company and its shareholders.

Miscellaneous
Nothing in this policy shall limit or otherwise affect any of the following: 1) management’s ability to take any disciplinary action with respect to any Affected Employee; 2) the Committee’s ability to use its negative discretion with respect to any incentive compensation performance target at any time; or 3) the Committee’s or management’s ability to reduce the amount (in whole or in part) of a current or future bonus or other cash or non-cash incentive compensation award to any Executive or other employee for any reason as they may deem appropriate and to the extent permitted by law. Any right of Recoupment under this policy is in addition to, and not in lieu of, any other remedies or rights of Recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

The Committee shall have sole discretion to make all determinations under this policy. Any determinations made by the Committee shall be final, binding, and conclusive on all Executives and affected individuals.

This policy shall be interpreted in a manner that is consistent with any applicable rules or regulations adopted by the Securities and Exchange Commission, New York Stock Exchange and any other applicable law (the “Applicable Rules”). To the extent the Applicable Rules require recovery of any bonus and/or other incentive compensation, including EIP Awards and PSUs, in additional circumstances besides those specified above, nothing in this policy shall be deemed to limit or restrict the right or obligation of the Company to recover such compensation to the fullest extent required by the Applicable Rules.

The Company shall not indemnify or agree to indemnify any Executive against the loss of incentive compensation subject to this Policy nor shall the Company pay or agree to pay any insurance premium to cover the loss of such incentive compensation.

The Board or the Committee may amend, modify, or terminate this policy in whole or in part at any time and from time to time in its sole discretion